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Exhibit 23.1


                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
TCF Financial Corporation:


We consent to the incorporation by reference of our report dated
January 15, 1997 except for Note 24, which is as of February 28, 1997, with respect to the consolidated statements of financial condition of TCF Financial Corporation and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1996, in the Form 8-K/A of TCF Financial Corporation dated September 4, 1997.


                                       /s/ KPMG Peat Marwick LLP


Minneapolis, Minnesota
November 7, 1997